EXHIBIT 99.2
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JONES LANG LASALLE                              NEWS RELEASE


FOR IMMEDIATE RELEASE                           200 East Randolph Drive
                                                Chicago Illinois 60601


Contact:    Bill Sullivan
Company:    Jones Lang LaSalle
Phone:      +1 312 228 2685

                 JONES LANG LASALLE INCORPORATED ANNOUNCES
          SUCCESSFUL PRICING OF EURO 165 MILLION IN SENIOR NOTES

CHICAGO, JULY 19, 2000 -- Jones Lang LaSalle Incorporated (NYSE: JLL) announced today the successful pricing of its offering of euro 165 million aggregate principal amount of 9.00% Senior Notes due 2007. The Senior Notes are being offered to non-U.S. persons and qualified institutional buyers through Jones Lang LaSalle's wholly owned subsidiary, Jones Lang LaSalle Finance BV. The offering is scheduled to close on July 26, 2000. As previously announced, Jones Lang LaSalle will use the net proceeds of the offering to refinance borrowings under its term credit facility.

The securities have not been registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

Jones Lang LaSalle is one of the world's leading real estate services and investment management firms, operating across approximately 100 key markets on five continents. Its core businesses include investment management, property and corporate facility management and transaction services.


CERTAIN REGULATORY MATTERS RELATED TO THE NETHERLANDS
-----------------------------------------------------

The offer and the sale of the securities is not prohibited under
Section 3(1) of the Supervision of Securities Trade Act of 1995 in reliance upon the exemption provided by Section 6 of the Dutch Exemption Regulation under the Supervision of Securities Trade Act of 1995 (the "Euro Securities Exemption"). The Euro Securities Exemption is applicable if the following requirements are met:

 .     the notes are purchased and placed by the placement agents of which at least two are resident in different member states of the European Economic Area;

 .     at least 60% of the notes are placed by the placement agents resident in a state other than the state of residency of the issuer;

 .     the notes can initially only be purchased from or be subscribed to through banks or other financial institutions; and

 .     the issuer or the placement agents shall not engage in a general advertising or sales campaign (algemene reclamecampagne of colportagecampagne), within the meaning of the Dutch Exemption Regulation under the Supervision of Securities Trade Act of 1995, worldwide with respect to the notes.


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